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                                                                    EXHIBIT 23.1

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-8 of Physician Sales & Service, Inc. ("PSS")

     (i) filed December 21, 1995, relating to the PSS Employee Stock Ownership and Savings Plan,

    (ii) filed November 6, 1995, relating to the Taylor Medical, Inc. 1986 and 1993 Stock Option Plans,

   (iii) filed October 4, 1995, relating to the Taylor Medical, Inc. Non-Qualified Deferred Compensation Plan, and

    (iv) filed March 14, 1995, relating to the 1994 Long Term Incentive Plan, 1994 Long Term Stock Plan, Incentive Stock Option Plan and
           Directors Stock Plan.



                                                          ARTHUR ANDERSEN LLP


Jacksonville, Florida
May 23, 1996